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                                                                      Exhibit 99


                [BANK ONE CORPORATION Press Release Letterhead]


FOR IMMEDIATE RELEASE
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            BANK ONE ANNOUNCES BUYBACK OF 65 MILLION COMMON SHARES


     CHICAGO, May 18, 1999 -- BANK ONE CORPORATION (NYSE:ONE) announced today that its Board of Directors authorized the purchase of up to 65 million shares of Bank One common stock.

     Under the program, purchases will occur periodically over the next few years in open market or private transactions. The shares will be used for general corporate purposes, including employee benefit plans. There were 1.2 billion common shares outstanding at March 31, 1999.

     BANK ONE, headquartered in Chicago, is the nation's fifth largest bank holding company, with assets of more than $250 billion. It offers a full range of financial services to commercial and business customers and consumers. It is one of the nation's largest credit card lenders, the second-largest bank-owned finance company, the third-largest bank lender to small businesses, and one of the top 25 managers of mutual funds. A leader in the retail market, Bank One operates approximately 2,000 banking centers and a nationwide network of ATMs. In addition, it is a major commercial bank in the United States and in select international markets. Bank One can be found on the Internet at www.bankone.com.

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Media Contact:
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Thomas A. Kelly        (312) 732-7007

Investor Contacts:
Jay S. Gould           (312) 732-5771
Holly E. Hobson        (312) 732-5782
Sandra M. Catanzaro    (312) 732-8013
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